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                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                                                                           Year Ended December 31,
                                                    ----------------------------------------------------------------------
($ IN THOUSANDS)                                      2002(1)         2001(2)         2000(3)         1999         1998(4)
                                                    ---------       ---------       ---------       ---------    ---------
Earnings:
Pre-tax income ..................................   $ 111,983       $  85,824       $ 201,874       $  93,162    $ 102,094
Less:  income from partnership investments ......     (18,840)        (19,313)        (22,430)        (36,703)     (36,127)
Plus:  cash received from partnership investments      20,625          26,888          36,755          40,886       84,300
Fixed charges ...................................      36,213          28,410          37,873          39,701       25,722
                                                    ---------       ---------       ---------       ---------    ---------
   Total earnings ...............................     149,981         121,809         254,072         137,046      175,989

Fixed charges:
Interest expense ................................      34,226          26,454          34,696          36,078       22,591
Amortization of debt costs ......................         957             957           1,212           1,109          815
Interest component of rent expense(5) ...........       1,030             999           1,965           2,514        2,316
                                                    ---------       ---------       ---------       ---------    ---------
   Total fixed charges ..........................      36,213          28,410          37,873          39,701       25,722

Ratio of earnings to fixed charges ..............        4.1x            4.3x            6.7x            3.5x         6.8x

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(1)  Pre-tax income for 2002 includes the reversal of a restructuring charge of
     $6,405 and an investment impairment charge of $2,000. Excluding these items, the ratio of earnings to fixed charges would have been 4.0x. For additional information regarding the restructuring and investment impairment items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement to which this exhibit relates.

(2) Pre-tax income for 2001 includes a restructuring charge of $18,556 and an investment impairment charge of $13,432. Excluding these charges, the ratio of earnings to fixed charges for 2001 would have been 5.3x. For additional information regarding the restructuring and investment charges, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement to which this exhibit relates.

(3) Pre-tax income for 2000 includes in earnings a gain on the disposition of businesses of $86,495 and a one-time benefit of $15,771 resulting from the restructuring of the CenDon relationship. Excluding these one-time items, the ratio of earnings to fixed charges for 2000 would have been 4.0x. For additional information regarding the disposition of businesses and the restructuring of the CenDon relationship, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement to which this exhibit relates.

(4) Prior to July 1, 1998, Donnelley operated as part of The Dun & Bradstreet Corporation. Interest expense for 1998 represents interest incurred on debt from July 1, 1998.

(5) Represents 1/3 of rent expense, which management believes is representative of the interest component.